Exhibit 99.1

FANGDA PARTNERS

上海 Shanghai·北京 Beijing·深圳 Shenzhen

http://www.fangdalaw.com

中国上海市南京西路1515号	电子邮件	E-mail:	email@fangdalaw.com
嘉里中心20楼	电 话	Tel.:	86-21-2208-1166
邮政编码：200040	传 真	Fax:	86-21-5298-5577
	文 号	Ref.:	11CF0026

20/F, Kerry Center

1515 Nanjing West Road

Shanghai 200040, PRC

To: LaShou Group Inc.

October 28, 2011

Re: Legal Opinion on Certain PRC Law Matters

Dear Sirs,

We are lawyers qualified in the People’s Republic of China (the “PRC”, which, for the purpose of this opinion, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and are qualified to issue an opinion on PRC Laws (as defined below).

We are acting as PRC legal counsel to Lashou Group Inc. (the “Company”) solely in connection with (A) the Company’s registration statement on Form F-1 including all amendments or supplements thereto (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, on October 28, 2011, relating to the initial public offering by the Company of a certain number of the Company’s American depositary shares (“ADSs”), each representing certain number of Class B ordinary shares of par value US$0.0000005 per share of the Company, and (B) the proposed listing and trading of the Company’s ADSs on the NASDAQ Global Market (the “Offering”).

As used herein, (A) “PRC Authorities” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial body in the PRC; (B) “PRC Laws” means all laws, statutes, regulations, orders, decrees, notices, circulars, judicial interpretations and other legislations of the PRC effective and available to the public as of the date hereof; (C) “Governmental Authorizations” means all approvals, consents, certificates, authorizations, filings, registrations, permissions, annual inspections, qualifications, permits and licenses required by any PRC Authorities pursuant to any PRC Laws; (D)

“Shanghai Lashou” means Shanghai Lashou Information Technology Co. Ltd.; (E) “Beijing Lashou” means Beijing Lashou Network Technology Co. Ltd.; (F) “PRC Group Entities” means Shanghai Lashou and Beijing Lashou; and (G) the “New M&A Rule” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the State Administration of Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended on June 22, 2009.

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the documents provided to us by the Company and the PRC Group Entities and such other documents, corporate records, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements listed in Appendix A hereof (the “VIE Agreements”) and the certificates issued by the PRC Authorities and officers of the Company and the relevant PRC Group Entities (collectively, the “Documents”).

In reviewing the Documents and for the purpose of this opinion, we have assumed without further inquiry: (1) the genuineness of all the signatures, seals and chops; (2) the authenticity of the Documents submitted to us as originals and the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals; (3) the truthfulness, accuracy, completeness and fairness of all the Documents, as well as the factual statements contained in such Documents; (4) that the Documents provided to us remain in full force and effect up to the date of this opinion and have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents; (5) that all information provided to us by the Company and the PRC Group Entities in response to our enquiries for the purpose of this opinion is true, accurate, complete and not misleading, and that the Company and the PRC Group Entities have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part; (6) that all parties other than the PRC Group Entities have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties; (7) that all parties other than the PRC Group Entities have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties; (8) that all Governmental Authorizations and other official statement or documentation are obtained from competent PRC Authorities by lawful means in due course; and (9) that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws.

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(1)           Based on our understanding of the current PRC Laws, (A) the ownership structure of Beijing Lashou, as disclosed under the heading “Corporate History and Structure” of the prospectus included in the Registration Statement, is not in violation of any express provisions of applicable PRC Laws; (B) each of the VIE Agreements is, and all the VIE Agreements taken as a whole are, valid and legally binding on each party of such agreement under PRC Laws; (C) each of the VIE Agreements does not result in any violation of any applicable PRC Laws. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws and regulations, and there can be no assurance that the PRC Authorities will ultimately take a view that is not contrary to our opinion stated above.

(2)           The New M&A Rule, among other things, purports to require that an offshore special purpose vehicle controlled directly or indirectly by PRC companies or individuals and formed for purposes of overseas listing through acquisition of PRC domestic interests held by such PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.  The CSRC has not issued any definitive rules or interpretations concerning whether offerings such as the Company’s Offering are subject to the CSRC approval procedures under the New M&A Rule.

Based on our understanding of the current PRC Laws, including the New M&A Rule, prior approval from the CSRC is not required under the New M&A Rule for the listing and trading of the Company’s ADSs on the NASDAQ Global Market because the Company is not controlled by PRC companies or individuals, as such the Company does not constitute a special purpose vehicle as defined by the New M&A Rule.  However, uncertainties still exist as to how the New M&A Rule will be interpreted and implemented and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the New M&A Rule.

(3)          The statements made in the Registration Statement under the caption “Taxation — People’s Republic of China Taxation,” to the extent they constitute summaries of PRC tax laws and regulations or interpretations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material aspects and such statements constitute our opinion.

This opinion is subject to the following qualifications:

(a)                                  This opinion is, in so far as it relates to the validity and enforceability of a contract, subject to (A) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, (B) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights, (C) certain equitable, legal or statutory principles affecting the validity and enforceability of contractual rights generally under concepts of public interest, interests of the State, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation, (D) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary at the conclusions thereof, and (E) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorneys fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process.

(b)                                 This opinion is subject to the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(c)                                  This opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws.  PRC Laws as used in this opinion refers to PRC Laws currently in force as of the date of this opinion and there is no guarantee that any of such PRC Laws will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the quotations and summarizations of our legal conclusions and the reference of our name under the headings “Risk Factors,” “Enforceability of Civil Liabilities,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Regulation”, “Taxation” and “Legal Matters” in the Registrations Statement.  This opinion is delivered solely to the Company and solely for the purpose of and in connection with the Registration Statement publicly submitted to the SEC on the date of this opinion and may not be relied upon by any other person or used for any other purpose without our prior written consent.

Yours sincerely,

/s/ Fangda Partners

Fangda Partners, PRC Lawyers

Appendix A

List of VIE Agreements

(1)              Call Option Agreement among Mr. Ming Guan, Mr. Xiaobo Jia, Shanghai Lashou and Beijing Lashou dated June 22, 2011;

(2)              Proxy Agreement among Mr. Ming Guan, Mr. Xiaobo Jia, Shanghai Lashou and Beijing Lashou dated June 22, 2011;

(3)              Exclusive Service Agreement between Shanghai Lashou and Beijing Lashou dated June 22, 2011;

(4)              Equity Interest Pledge Agreement among Mr. Ming Guan, Mr. Xiaobo Jia, Shanghai Lashou and Beijing Lashou dated June 22, 2011;

(5)              Equity Interest Pledge Agreement among Mr. Xiaobo Jia, Mr. Ming Guan, Shanghai Lashou and Beijing Lashou dated June 22, 2011.